Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2015 Results

ADDISON, Texas - (Business Wire) - April 30, 2015 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the first quarter 2015, which ended on March 29, 2015.

Highlights of the first quarter 2015 results as compared to the first quarter 2014 include:

•	Total revenues increased 12.7% to $163.9 million;

•	Comparable restaurant sales increased 6.4% and comparable guest traffic increased 0.9% at Pollo Tropical;

•	Comparable restaurant sales increased 3.8% and comparable guest traffic increased 0.7% at Taco Cabana;

•	Net income increased 20.4% to $10.5 million;

•	Earnings per diluted share increased 18.2% to $0.39; and

•	Six Company-owned and operated Pollo Tropical restaurants were opened and three Company-owned Taco Cabana restaurants were closed.

Fiesta President and Chief Executive Officer Tim Taft commented, “By generating increases of 12.7% in revenues and 18.2% in diluted EPS during the first quarter, our team has once again done a great job delivering strong financial results for shareholders. The Pollo Tropical brand continues to build upon its strong track record by growing comparable transactions and opening successful restaurants in both new and existing markets, while the Taco Cabana brand continues to demonstrate the positive impact of improved operational execution, remodels and value-oriented promotions.”

First Quarter 2015 Financial Review

Consolidated Results

Total revenues increased 12.7% to $163.9 million from $145.4 million compared to the prior year period due primarily to 23 net Company-owned restaurant openings as well as comparable restaurant sales growth of 6.4% at Pollo Tropical and 3.8% at Taco Cabana. Pollo Tropical has generated comparable restaurant sales growth for the 22nd consecutive quarter while Taco has generated comparable restaurant sales growth for 18 out of the past 19 quarters and for the fifth consecutive quarter.

Cost of sales as a percentage of restaurant sales was approximately the same as the prior year period as price increases, favorable sales mix related to the implementation of new menu boards at Taco Cabana in the first quarter 2015, and supply chain management initiatives offset commodity cost increases.

Restaurant wages and related expenses as a percentage of restaurant sales improved 30 basis points compared to the prior year period due to the positive impact of sales increases, partially offset by labor costs at new Company-owned restaurants.

General and administrative expenses increased $1.6 million to $13.8 million compared to the prior year period due primarily to investments in human capital and training to support the ongoing Pollo Tropical expansion effort in new markets. As a percentage of revenues, general and administrative expenses held steady compared to the prior year period.

Impairment and other lease charges of $0.1 million consisted primarily of asset impairment charges of non-transferable assets at restaurants to be closed in 2015.

Other income of $0.4 million included the impact of a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of a lease as a result of an eminent domain proceeding.

Interest expense decreased $0.2 million to $0.4 million compared to the prior year period due primarily to lower borrowing rates as well as higher capitalized interest in 2015.

The effective tax rate of 38.3% held steady compared to the prior year period.

Net income increased to $10.5 million, or $0.39 per diluted share (on a base of 26.4 million diluted shares), compared to a net income of $8.7 million, or $0.33 per diluted share (on a base of 26.2 million diluted shares) in the prior year period.

Brand Results

Pollo Tropical restaurant sales increased 21.8% to $86.9 million compared to the prior year period due to 24 net Company-owned restaurant openings and a comparable restaurant sales increase of 6.4%. The growth in comparable restaurant sales resulted from a 5.5% increase in average check along with a 0.9% increase in comparable guest traffic. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 5.4%. This is the 22nd consecutive quarter the brand has delivered comparable restaurant sales growth and, on a two-year basis, quarterly comparable restaurant sales grew 12.7%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased 17.1% to $16.0 million compared to the prior year period (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales increased 3.7% to $76.2 million compared to the prior year period due to a 3.8% increase in comparable restaurant sales, net of restaurant closures. The increase in comparable restaurant sales resulted from a 3.1% increase in average check along with a 0.7% increase in comparable guest traffic. Average check was driven by menu price increases that positively impacted restaurant sales by 1.9% and a positive change in sales mix due to the implementation of new menu boards in the first quarter of 2015. This is the fifth consecutive quarter and 18 out of the past 19 quarters the brand has delivered comparable restaurant sales growth. On a two-year basis, quarterly comparable restaurant sales grew 4.6%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased 26.1% to $9.0 million compared to the prior year period (see non-GAAP reconciliation table below).

Restaurant Development

During the first quarter 2015, Fiesta opened six Company-owned and operated Pollo Tropical restaurants in Florida, Georgia and Texas, and closed three Company-owned and operated Taco Cabana restaurants in Texas.

As of March 29, 2015, the Company owned and operated 130 Pollo Tropical restaurants and 164 Taco Cabana restaurants (including two Cabana Grill restaurants) and franchised 37 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Ecuador, Guatemala, Honduras, Panama, Trinidad & Tobago, Venezuela and the Dominican Republic, and seven Taco Cabana restaurants in the U.S.

Investor Conference Call Today

Fiesta will host a conference call to review first quarter 2015 results today at 4:30 PM ET. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Senior Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-0789 or for international callers by dialing 201-689-8562. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13606348. The replay will be available until Thursday, May 7, 2015.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 29, 2015 AND MARCH 30, 2014
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)
	March 29, 2015	March 30, 2014

Revenues:
Restaurant sales	$163,058	$144,825
Franchise royalty revenues and fees	817	611
Total revenues	163,875	145,436
Costs and expenses:
Cost of sales	51,123	45,529
Restaurant wages and related expenses (b)	40,590	36,506
Restaurant rent expense	8,007	7,204
Other restaurant operating expenses	19,859	17,885
Advertising expense	5,554	5,419
General and administrative expenses (b)	13,764	12,151
Depreciation and amortization	6,847	5,345
Pre-opening costs	951	683
Impairment and other lease charges	94	(15)
Other (income) expense	(372)	(6)
Total costs and expenses	146,417	130,701
Income from operations	17,458	14,735
Interest expense	438	603
Income before income taxes	17,020	14,132
Provision for income taxes	6,519	5,413
Net income	$10,501	$8,719
Basic net income per share	$0.39	$0.33
Diluted net income per share	$0.39	$0.33
Basic weighted average common shares outstanding	26,435,166	26,201,747
Diluted weighted average common shares outstanding	26,442,602	26,202,309

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three month periods ended March 29, 2015 and March 30, 2014 included 13 weeks.

(b) Restaurant wages and related expenses include stock-based compensation expense of $67 and $9 for the three month periods ended March 29, 2015 and March 30, 2014, respectively. General and administrative expenses include stock-based compensation expense of $874 and $712 for the three month periods ended March 29, 2015 and March 30, 2014, respectively.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(unaudited)

	March 29, 2015	December 28, 2014

Assets
Cash	$3,523	$5,087
Other current assets	22,388	23,018
Property and equipment, net	204,882	191,371
Goodwill	123,484	123,484
Deferred income taxes	11,055	11,055
Deferred financing costs, net	1,156	1,233
Other assets	3,430	2,708
Total assets	$369,918	$357,956

Liabilities and Stockholders' Equity
Current liabilities	$35,625	$39,423
Long-term debt, net of current portion	71,266	67,264
Lease financing obligations	1,661	1,660
Deferred income—sale-leaseback of real estate	32,808	34,079
Other liabilities	16,641	15,943
Total liabilities	158,001	158,369
Stockholders' equity	211,917	199,587
Total liabilities and stockholders' equity	$369,918	$357,956

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages):

	(unaudited)
	Three months ended
	March 29, 2015	March 30, 2014
Segment revenues:
Pollo Tropical	$87,570	$71,844
Taco Cabana	76,305	73,592
Total revenues	$163,875	$145,436

Change in comparable restaurant sales (a):
Pollo Tropical	6.4%	6.3%
Taco Cabana	3.8%	0.8%

Average sales per Company-owned restaurant (b):
Pollo Tropical
Comparable restaurants (c)	$737	$715
New restaurants	509	494
Total company-owned	686	682
Taco Cabana
Comparable restaurants (c)	$463	$449
New restaurants	339	392
Total company-owned	459	445

Income before income taxes:
Pollo Tropical	$11,590	$10,496
Taco Cabana	5,430	3,636

Adjusted EBITDA (d):
Pollo Tropical	$16,011	$13,677
Taco Cabana	8,957	7,103

Restaurant-Level Adjusted EBITDA (d):
Pollo Tropical	$23,528	$19,610
Taco Cabana	14,464	12,681

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Average sales for Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(d) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table on the following page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	(unaudited)
	Three months ended
	March 29, 2015	March 30, 2014

Company-owned restaurant openings:
Pollo Tropical	6	4
Taco Cabana	—	—
Total new restaurant openings	6	4

Company-owned restaurant closings:
Pollo Tropical	—	—
Taco Cabana	(3)	—
Net change in restaurants	3	4

Number of Company-owned restaurants:
Pollo Tropical	130	106
Taco Cabana	164	165
Total Company-owned restaurants	294	271

Number of franchised restaurants:
Pollo Tropical	37	39
Taco Cabana	7	7
Total franchised restaurants	44	46

Total number of restaurants:
Pollo Tropical	167	145
Taco Cabana	171	172
Total restaurants	338	317

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages):

	Three months ended
	March 29, 2015		March 30, 2014
		(a)		(a)
Pollo Tropical:
Restaurant sales	$86,889		$71,356
Cost of sales	28,539	32.8%	23,229	32.6%
Restaurant wages and related expenses	18,754	21.6%	15,265	21.4%
Restaurant rent expense	3,649	4.2%	2,917	4.1%
Other restaurant operating expenses	10,089	11.6%	8,377	11.7%
Advertising expense	2,358	2.7%	1,962	2.7%
Depreciation and amortization	3,739	4.3%	2,577	3.6%
Pre-opening costs	870	1.0%	533	0.7%
Impairment and other lease charges	—	—%	(39)	(0.1)%

Taco Cabana:
Restaurant sales	$76,169		$73,469
Cost of sales	22,584	29.6%	22,300	30.4%
Restaurant wages and related expenses	21,836	28.7%	21,241	28.9%
Restaurant rent expense	4,358	5.7%	4,287	5.8%
Other restaurant operating expenses	9,770	12.8%	9,508	12.9%
Advertising expense	3,196	4.2%	3,457	4.7%
Depreciation and amortization	3,108	4.1%	2,768	3.8%
Pre-opening costs	81	0.1%	150	0.2%
Impairment and other lease charges	94	0.1%	24	—%

(a) Percent of restaurant sales for the applicable segment.

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	March 29, 2015	March 30, 2014

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$23,528	$19,610
Taco Cabana	14,464	12,681
Consolidated	37,992	32,291
Add:
Franchise royalty revenue and fees	817	611
Less:
Pre-opening costs	951	683
General and administrative (excluding stock-based compensation expense of $874 and $712, respectively)	12,890	11,439
Adjusted EBITDA:
Pollo Tropical	16,011	13,677
Taco Cabana	8,957	7,103
Consolidated	24,968	20,780
Less:
Depreciation and amortization	6,847	5,345
Impairment and other lease charges	94	(15)
Interest expense	438	603
Provision for income taxes	6,519	5,413
Stock-based compensation expense	941	721
Other (income) expense	(372)	(6)
Net income	$10,501	$8,719